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                                                                    EXHIBIT 10.9

                                   SUBLEASE

     1. Parties. This agreement ("this Sublease") is made and entered into as of November 6, 1998, by and between CELLEGY PHARMACEUTICALS, INC., a California corporation ("Sublessor"), and PLANETRX, INC., a Delaware corporation ("Sublessee"), under the written agreement entitled "Lease" dated April 8, 1998 between TC NORTHERN CALIFORNIA, INC., a Delaware corporation ("Owner") as landlord and Sublessor as tenant, as supplemented by the letter agreement dated April 7, 1998 between said parties concerning landlord's work and upgrades. Said agreement entitled "Lease" and said letter agreement are hereinafter collectively called the "Master Lease". A copy of the Master Lease is attached hereto as Attachment I. Any defined terms used in this Sublease without independent definition herein shall have the meaning of the same defined terms in the Master Lease. As used herein the term "Project" shall mean the entirely of the premises governed by the Master Lease.

     2.   Provisions Constituting Sublease.

          2.1 This Sublease is subject to all the provisions of the Master Lease. Sublessee hereby assumes and agrees to perform all of the obligations of Sublessor as tenant under the Master Lease to the extent said obligations apply to the Subleased Premises. Any provision contained in this Section 2.1 or elsewhere in this Sublease shall not prevent or prohibit Sublessor from assigning or otherwise transferring Sublessor's interest in this Sublease to a third party (including Owner), provided that Sublessor makes any such assignment or transfer in compliance with applicable requirements of the Master Lease.

          2.2 The provisions of the Master Lease are incorporated herein by reference. Sublessor shall be responsible, as between Sublessor and Sublessee, for the performance of the obligations of the tenant under the Master Lease which are set forth in the following provisions of the Master Lease. Sublessee shall only have the right to exercise or enforce the rights of Sublessor under the Master Lease insofar as said rights pertain to the use and occupancy of the Subleased Premises and Common Area, but in no event shall Sublessee have rights under Section 37.D (right of first offer) or Section 37.E (right to extend term) of the Master Lease.

     3.   Subleased Premises and Rent.

          3.1 Subleased Premises. Sublessor leases to Sublessee and Sublessee leases from Sublessor the Subleased Premises pursuant to the provisions of in this Sublease. The Subleased Premises consist of approximately 15,821 rentable square feet, which are located on the second floor of the freestanding building commonly known as 349 Oyster Point Boulevard, South San Francisco, California 94080. Upon completion of installation of the demising walls which enclose the Subleased Premises, Sublessor shall cause Sublessor's architect or construction manager to measure the rentable area in the Subleased Premises.

          3.2 Rent. Sublessee shall pay monthly rent to Sublessor in consideration for the Subleased Premises in accordance with the following schedule:

      Months                        Sq.  Ft.*     Rental Rate
      ------                        ---------     -----------------------

      12/18/98 to 2/17/99            9,254        $2.15 psf, Full Service
      2/18/99 to 12/17/99           15,821        $2.15 psf, Full Service
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12/18/99 to 12/17/01          15,821       $2.15 psf, Full Service

Extension terms
12/18/01 to 6/17/02           15,821        2.29 psf, Full Service
6/18/02 to 12/18/02           15,821        2.29 psf, Full Service


     *  See Section 3.1 above concerning final determination of rentable area.

Sublessee shall pay the rent, and all other amounts which become due from Sublessee to Sublessor under this Sublease, in lawful money of the United States, without deduction, offset, prior notice or demand. Rent shall be payable by Sublessee to Sublessor in consecutive monthly installments on or before the seventeenth (17th) day of each calendar month during the Sublease Term. The rent for any partial calendar month at the end of the Sublease Term, shall be prorated on the basis of the number of days in such month.

          3.3 Full Service Sublease. Subject to the limitations and conditions set forth in this Section 3.3, Sublessor shall pay the amounts due under the Master Lease on account of the Subleased Premises for utilities, janitorial services (so long as Sublessee accepts service from janitorial contractor whom Sublessor has hired to provide janitorial services for Sublessor), operating expenses (including building and common area maintenance, costs of insurance, repairs, and real property taxes and assessments)

Notwithstanding the foregoing, if Sublessor determines that Sublessee's consumption of electricity exceeds normal usage. Sublessor may install a submeter to measure Sublessee's actual consumption and may then charge Sublessee, at the same rate at which the public utility providing electricity charges Sublessor, for excess usage. Furthermore, if Sublessee shall use the Subleased Premises outside normal working hours (which shall mean 7 am to 6 pm Monday through Friday, 9 am to 1 pm on Saturdays, Sublessor will charge Sublessee $30 per hour for use of heating or cooling outside of normal working hours only upon notice to Sub-lessor by Sublessee in advance of anticipated usage. In the event that Sublessee utilizes lighting and electricity, but does not require any special heating or cooling outside of normal working hours there shall be no said charge.

          3.4 Payment of First Month's Rent. Concurrently with the execution of this Sublease by Sublessee, Sublessee shall pay to Sublessor the amount of $19,896 on account of rent due hereunder for the first month of the initial term of this Sublease. Once the final rentable area of the Subleased Premises and the duration of any early entry by Sublessee are determined, Sublessor shall notify Sublessee of any resulting adjustment to the rent due for the first month.

          3.5 Security Deposit. In addition to the monthly rent which this Sublease requires Sublessee to pay, Sublessee shall pay to Sublessor the amount of $68,030 (the "Security Deposit") as a deposit to secure the performance of Sublessee's obligations, payment will be due at the earlier of 12/18/98 or the Sublease start date. Sublessor shall have no obligation to pay interest or any other return to Sublessee on account of the Security Deposit. Sublessor may draw upon the Security Deposit to compensate Sublessor for any costs or damages Sublessor incurs on account of the failure of Sublessee to perform the obligations of Sublessee under this Sublease. Upon demand from Sublessor following any such draw, Sublessee shall immediately deliver to Sublessor an amount sufficient to restore the Security Deposit to its full original amount. If, at the expiration or sooner termination of this Sublease,

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Sublessee shall have performed all the obligations of Sublessee hereunder, including, without limitation, the surrender of the Subleased Premises to Sublessor in the condition which this Sublease requires, Sublessor shall return to Sublessee, within ten days after Sublessee has fully vacated the Subleased Premises and completed any repairs which removal from the Subleased Premises may have occasioned, the Security Deposit less any sums due and owing to Sublessor.

The subleases will be permitted to substitute a valid letter of credit in the amount of the security deposit payable to the Sublessor under conditions described above in section 3.5.

          4.   Rights of Access and Use.

               4.1 Use. Sublessee shall use the Subleased Premises only for the purposes of general office use, software development and data processing and for no other uses unless both Sublessor and Master Landlord consent in writing to each such other use prior to the commencement thereof.

               4.4 Parking. Sublessee shall have the right to use up to fifty-five (55) parking spaces in the parking facilities which the Project includes, on an undesignated, non-exclusive basis, throughout the initial term and any extended term of this Sublease. Sublessee shall cooperate with Sublessor in enabling Sublessor to comply with the provisions of the Master Lease concerning parking.

               4.5 Initial Condition of the Subleased Premises. Sublessor shall make certain improvements to the Subleased Premises for Sublessee's, at the cost of no more than $9,080.40 in accordance with the floor plan attached hereto as Attachment II and deliver the Subleased Premises so improved, with the
-------------
electrical and HVAC systems in good operating condition. Sublessee shall accept the Subleased Premises in the aforesaid condition.

               4.6 Alterations by Sublessee. Sublessee, at Sublessee's sole cost and expense, may make additions, improvements and alterations (collectively Alterations) to the Subleased Premises at any time and from time to time provided that Sublessee first obtains Sublessor's prior written approval of the Alterations, which approval Sublessor shall not unreasonably withhold or delay, but which approval Sublessor may condition upon satisfaction of one or more of the following requirements: (A) the Alterations do not result in any violation of the Master Lease; (B) the Alterations receive the approval of Owner, if such approval is a requirement under the Master Lease; (C) the Alterations are described in plans and specifications prepared by a licensed architect (D) Sublessee shall not commence any work on any Alterations without first obtaining an permits necessary therefor, (E) the Alterations are installed by a licensed general contractor, in accordance with the permits therefor and with all applicable laws, regulations, ordinances, codes, orders, and rules of governmental authorities with jurisdiction over the Subleased Premises; and (F) Sublessee shall affirm in writing its obligation, if Sublessor shall so request, to remove the Alterations at the end of the term of this Sublease and to restore the Subleased Premises to their original condition as of the date of this Sublease. Unless Sublessor shall have asked Sublessee to remove particular Alterations, all Alterations installed in the Subleased Premises shall remain therein and shall become the property of Sublessor at the end of the term of this Sublease. Initial alterations by Sublessee are contained in Attachment
                                                                 ----------
111.
---

               4.7 Upkeep and Surrender. Sublessee, at Sublessee's expense, shall keep and maintain the Subleased Premises and all equipment and systems located therein and

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serving the Subleased Premises, together in good condition and repair throughout the term of this Sublease. At the end of the term of this Sublease Sublessee shall remove all Sublessee's furniture, trade fixtures, shelving and portable equipment from the Subleased Premises and return the Subleased Premises to Sublessor in broom-clean condition with all equipment, systems and utilities services in the Subleased Premises in good condition and repair.

               4.8  Hazardous Materials; Indemnification.

               A. Use. Sublessee shall not bring any Hazardous Materials onto the Subleased Premises or use any Hazardous Materials at the Subleased Premises without first obtaining Sublessor's prior written approval, which Sublessor shall not unreasonably withhold or delay, but which approval Sublessor may condition upon the following requirements: (i) Sublessee shall identify the nature and quantity of each Hazardous Material which Sublessee proposes to use on the Subleased Premises and Sublessee's protocol for the use, storage and disposition thereof; and (ii) Sublessee shall reasonably assure Sublessor that Sublessee's use of each such Hazardous Material complies with the requirements of the Master Lease and the requirements of applicable law concerning each such Hazardous Material.

               B. Indemnity. Sublessee shall indemnify, protect, defend and hold Sublessor harmless from and against any and all claims, damages, losses and liabilities which Sublessor may incur or suffer on account of the violation of any provision of the Master Lease caused by Sublessee or resulting from the introduction to the Project or use of any Hazardous Materials by Sublessee at the Subleased Premises. The obligations Sublessee under this Section 48B shall survive the expiration or sooner termination of this Sublease and shall be enforceable against Sublessee thereafter.

               4.9 Right of First Refusal. Sublessor may offer the space (the "First Level Space") consisting of approximately 9,728 square feet on the first level of Sublessor's Premises for sublease. If Sublessor decides to offer the First Level Space for sublease, Sublessor shall notify Sublessee in writing of the first bonafide offer received for the First Floor Space for sublease and of the minimum terms and conditions offered to sublet the First Level Space. If Sublessee, within three (3) calendar days after the date of Sublessor's notice to Sublessee, shall submit an offer to sublet the First Level Space which meets or betters the specified conditions, Sublessor will then negotiate with Sublessee in good faith with a view to concluding a mutually acceptable sublease of the First Level Space. Sublessor shall have the right to terminate such negotiations at any time if Sublessor concludes, in Sublessor's good faith judgment, that the negotiations unlikely to result in an agreement. Sublessor has no future obligation to offer the first floor space to the Sublessee after the first offer.

               4.10  Assigning and Subletting.

               Sublessee shall have the right, so long as at least six (6) months of the initial term of this Sublease remain unexpired at the time the sublease (in either case, a "Transfer") takes effect, to assign or sublet all or any portion of the Subleased Premises to an assignee or subtenant whom Sublessor approves. Sublessor shall not unreasonably withhold or delay its approval, but Sublessor may condition its approval upon the satisfaction of one or more of the following requirements:

               (A) At the time of the Transfer, Sublessee shall not be in default in the performance and observance of any of Sublessee's obligations under this

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          Sublease or, if a default exists, the transferee shall have cured such default prior to or concurrently wish the Transfer,

          (B) The transferee shall expressly assume in writing all of Sublessee's obligations hereunder;

          (C)  Owner shall approve the transferee;

          (D) The proposed transferee shall provide Sublessor with reasonably detailed historical and current financial information about the transferee and that the transferee has a financial condition which is satisfactory to Sublessor and Sublessor's lender.

          (E) The use which the proposed transferee proposes does not conflict with the uses permitted under the Master Lease or with the use Sublessee is making of its own premises. The proposed transferee undertakes, in favor of Owner and Sublessor, to comply, at the transferee's sole expense, with any requirements under the Americans With Disabilities Act of 1990 which may become applicable to the Project or the Subleased Premises on account of the proposed transferee's use thereof.

If Sublessee wishes to engage in a Transfer, Sublessee shall notify Sublessor by delivering to Sublessor a written request for Sublessor's consent to the Transfer at least thirty (30) days prior to the proposed effective date for the Transfer and shall provide Sublessor, at the time Sublessee delivers the request for consent to Sublessor, with the following:

               (I) The full particulars of the proposed transaction, including its nature, effective date, semis and conditions, the name, address, telephone and facsimile numbers of the parties and other documents pertaining to the proposed transaction;

               (II) A description of the identity, net worth and previous business experience of the proposed transferee, including, without limitation, copies of financial statements for the proposed transferee.

               (III) A signed statement from Sublessee that Sublessee intends to conclude the proposed Transfer if Sublessor consents thereto.

If Sublessee fails to make the aforesaid written request in accordance with the foregoing requirements and seeks nonetheless to proceed with a Transfer, Sublessee's said failure shall constitute a material breach of this Sublease on the part of Sublessee.

In no event shall any request for consent submitted by Sublessee pursuant to this Section 15 be deemed granted unless Sublessor has expressly granted such consent in a writing signed by Sublessor.

No Transfer, notwithstanding that Sublessor shall have consented thereto, shall relieve or release Sublessee from liability for payment of all rent and other charges payable hereunder or from the performance of Sublessee's other obligations under this Sublease.

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Within not more than thirty (30) days after the commencement of any Transfer to which Sublessor shall have consented hereunder, Sublessee shall notify Sublessor and Sublessor, in turn, shall notify Landlord in writing of the amount of (i) Sublessee's direct out-of-pocket costs in connection with the Transfer and (ii) the amount, if any, by which the revenue and other consideration Sublessee receives under or on account of the Transfer exceeds the Rent which Sublessee was paying Sublessee. The Sublessee shall pay to Sublessor, on a monthly basis, fifty percent (50%) of all such further excess that Sublessee receives, after deducting the Landlord's share of any excess rent agreed to in the master lease, on account of the Transfer (provided that Sublessee, after recovery of Sublessee's costs, shall immediately pay to Sublessor the portion remaining of any such excess resulting from a lump sum payment to Sublessee, for example, key money or a Transfer fee).

     5.   Sublease Term.

          5.1 Sublease Term. The Sublease Term shall commence on December 18, 1998 and shall expire on December 17, 2001. In no event shall the Sublease Term extend beyond the Term of the Master Lease.

          5.2 Inability to Deliver Possession. If Sublessor is unable to deliver possession of the Subleased Premises at the commencement of the term, Sublessor shall not be liable for any damage caused thereby, nor shall this Sublease be void or voidable but Sublessee shall not be liable for Rent until such time as Sublessor offers to deliver possession of the Subleased Premises to Sublessee. The term of this Sublease shall not be extended by such delay. If Sublessor does not tender delivery of possession of the Subleased Premises to Sublessor on or before January 31, 1999, Sublessee, at Sublessee's option, may temperate this Sublease by delivering a written notice of termination to Sublessor. If Sublessee, with Sublessor's consent, takes possession of the Subleased Premises prior to December 17, 1998, Sublessee shall do so subject to all the covenants and conditions hereof and shall pay Rent for the period commencing on the date of Sublessee's entry into the Subleased Premises and ending on December 16, 1998 at the same rental as that prescribed for the first month of the term prorated at the rate of 1/30th thereof per day.

          5.3 Right to Extend the Sublease Term. Sublessor hereby grants to Sublessee the right to extend the term of this Sublease for six (6) months after the expiration of the lease term (ending 6/17102). Sublessee may exercise this right by delivering written notice of exercise to Sublessor on or before July 18, 2001. Sublessor will also grant Sublessee the right to extend the term of this Sublease for an additional six (6) month period after the expiration of the extended lease terms (second extension period ending 12/18/02). Sublessee's aforesaid right to extend the term is subject, however, to the unilateral right of Sublessor to cancel Sublessee's extension right if Sublessor determines, in Sublessor's business judgment, that Sublessor will require the Subleased Premises for Sublessor's own use. The rent for the extension term shall as specified in Section 3.2 above.

     6. Notices. All notices, demands, consents and approvals which may or are required to be given by either party to the other hereunder shall be given in the manner provided in the Master Lease, at the following addresses:


(enter addresses here)

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Sublessor shall notify Sublessee of any Event of Default under the Master Lease or of any other event of which Sublessor has actual knowledge which may, in Sublessor's reasonable business judgment, materially adversely affect Sublessee's ability to conduct its normal business at the Subleased Premises, as soon as reasonably practicable following Sublessor's receipt of notice from Owner of an Event of Default or actual knowledge of such a material adverse effect.

     7. Brokerage Representation. Sublessor has dealt exclusively with Cornish & Carey Commercial, a licensed real estate broker ("Sublessor's Brokers"), in arranging this Sublease. Sublessor, pursuant to a separate written contract, between Sublessor and Sublessor's Broker, shall pay the compensation which said contract provides. Sublessee shall indemnify, protect, defend and hold Sublessor harmless against the claims of any other finder or real estate licensee who may claim compensation from Sublessor on account of the transaction evidenced by this Sublease.

     8. Compliance With Americans With Disabilities Act. Sublessee shall be responsible for the installation and cost of any and all improvements, alterations or other work required on or to the Subleased Premises or to any other portion of the Project, which work is required or reasonably necessary because of Sublessee's use of the Subleased Premises or any portion thereof, including any improvements, alterations or other work required under the Americans With Disabilities Act of 1990.

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IN WITNESS WHEREOF, Sublessor and Sublessee have executed this Sublease as of the date first above written.

                    SUBLESSOR CELLEGY PHARMACEUTICALS, INC.
                    a California corporation

                         By:______________________________
                            Name:
                            Title:

                         By:______________________________
                            Name:
                            Title:

                    SUBLESSEE PLANETRX, INC.
                    a Delaware corporation

                         By:______________________________
                            Name:
                            Title:

                         By:______________________________
                            Name:
                            Title: